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                                    AGREEMENT

         AGREEMENT made this 20th day of May, 1997, between Educational Video Conferencing (hereinafter "EVC"), with offices located at 325 Mile Square Road, Yonkers, New York 10701, and Citibank, N.A., with offices located at 111 8th Avenue, New York, New York 10011.

         Whereas, Citibank desires to provide its employees with access to college courses and programs via Interactive Televideo Distance Learning at certain Citibank locations more particularly specified below, and

         Whereas, EVC has the ability to provide such access to college courses and programs, subject to the terms and conditions herein provided,

         NOW, THEREFORE, it is hereby agreed as follows:

         1. EVC agrees that it will provide access to various college courses and programs via Interactive Televideo Distance Learning over desktop computers, to Citibank employees, commencing with the Fall 1997 semester.

         2. Citibank agrees that it will allow EVC to video enable existing computers at Citibank locations to be mutually agreed upon in writing, at no cost to Citibank.

         3. EVC will provide computers for Citibank locations to be agreed upon in the event that such locations do not have computers capable of being video enabled and if the student course registrations at said locations meet EVC projections for each said location.

         4. In the event that Citibank should install a base of room systems in its facilities, Citibank agrees to allow EVC to transmit courses over such room systems on a schedule to be agreed upon in the future. Citibank agrees to use its reasonable best efforts to allow EVC to video conference courses Monday through Thursday from 5 PM to 11 PM, Friday 5 PM to 8 PM, and Saturdays from 9 AM to 3 PM.

         5. Citibank agrees to allow EVC to offer courses over desktop computers at a minimum of (10) central locations to be mutually agreed upon and subject to the minimum student course registration limitations below; the parties further agree that they will designate these ten locations in writing no later than sixty (60) days after the execution of this agreement. Citibank agrees to use its reasonable best efforts to allow EVC to video conference courses Monday through Thursday from 5 PM to 11 PM, Friday 5 PM to 8 PM, and Saturdays from 9 AM to 3 PM.

         6. Citibank agrees that it will give its employees access to its standard tuition reimbursement or advancement plan in connection with EVC courses. EVC recognizes that Citibank tuition reimbursement/advancement plans are determined on a year to year basis. Nothing in this agreement shall bind Citibank tuition policies and procedures.

         7.1. EVC shall be permitted to offer such undergraduate and graduate courses as are approved by Citibank for tuition reimbursement/advancement such courses to be offered by accredited colleges, universities and other institutions of higher learning.

         7.2. Courses which constitute a part of the core curriculum of any college or university participating in the Citibank/EVC program shall be deemed approved for tuition reimbursement/advancement, regardless of the individual course's applicability to approved degrees or major plans of study; courses which are part of an approved major shall also be deemed approved and shall not require individual approval.

         8.1. EVC agrees that Citibank employees will be charged the standard tuition charges of the respective college or university, together with all appropriate college fees and, when applicable, a video conferencing fee; all of the above tuition and fees shall be payable directly to the respective college or university.


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         8.2.  Citibank employees will be required to arrange for the purchase of course book and materials with the individual colleges and universities, and neither Citibank nor EVC shall have any responsibility in this regard.

         9. Citibank acknowledges that its employees will be required to execute a guarantee of payment from which will bind the individual employee to pay for tuition, fees, etc., in the event that for any reason they are not eligible for, or do not receive tuition reimbursement/advancement as contemplated herein.

         10. Citibank agrees that its human resources/personnel department shall provide EVC with information on employees' applications for tuition reimbursement/advancement in connection with EVC courses, including, but not limited to the status of said applications.

         11.1. Citibank agrees that it shall pay for the installation and monthly service charges and call charges associated with telephone lines necessary for the transmission of EVC courses; the parties acknowledge that for the purposes of this agreement, the term "telephone lines" shall include regular telephone lines (POTS), as well as ISDN lines and T1 lines, as the case may be.

         11.2. Citibank shall have the exclusive right to determine the video conferencing transmission mode of delivery of EVC courses (regular telephone lines, ISDN lines, T1 lines). Citibank agrees that it will initially utilize regular telephone lines for courses offered over desktop computers. Any EVC courses offered over existing Citibank video conferencing rooms systems shall utilize the transmission lines currently installed at no additional cost to Citibank.

         12. In the event that Citibank has, or during the term of this agreement should install, an internal telephone network capable of transporting the video conferencing signal, EVC will pay for any costs associated with connecting the colleges and universities to the internal system bridge, but Citibank shall still be responsible for all monthly service and call charges.

         13. Citibank agrees that it will provide its employees with unfettered access to suitable and appropriate facilities from which to participate in EVC courses at no cost to EVC; Citbank shall be responsible for all HVAC, electricity, maintenance, security (if applicable), and other costs associated with providing such space to its employees.

         14.1. The parties agree that they will fully cooperate with one another in promoting the EVC program to Citibank employees and that Citibank senior management will fully promote this program to the best of their ability, including, but not limited to, participation in marketing programs, promotional photographs and video tapes for use with Citibank employees only.

         14.2. EVC agrees that it shall provide materials from the various colleges and universities at no cost to Citibank, including but not limited to brochures, surveys, registration materials and video tapes.

         14.3. Citibank agrees to distribute the materials provided by EVC not less than three (3) times per semester.

         14.4. Citibank consents to the use by EVC of standard registration, guarantee of payment, site location choice and other necessary forms, and shall not unreasonably withhold approval of other such forms as may be necessary to carry out the intent of this agreement.

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         14.5. EVC shall be permitted to conduct open houses and registration meetings at such Citibank locations as can be mutually agreed upon from time to time, it being understood that said open houses and registration nights are to be scheduled at times and places convenient to Citibank employees so as to maximize potential registrations.

         14.6. EVC shall be permitted to utilize Citibank logos, trademarks and copyrighted materials for promotional pieces targeted at Citibank employees.

         15. Citibank shall not be responsible for, nor shall it be permitted to exercise control over any of the policies and procedures, academic or administrative, of the various colleges and universities; the colleges and universities shall bear the entire burden of their own administrative functions, including but not limited to, admissions, registration, academic advising, etc.

         16. EVC shall hire a facilitator (preferably a Citibank employee) who shall be trained in operation of the desktop computer video system, who shall be available to train Citibank employees on the operation of the system for one (1) week prior to the start of each semester as well as during the first week of each semester; in the event that, in its sole discretion, EVC determines that certain locations or students require further indoctrination, EVC shall provide such further training by a facilitator as each individual case warrants.

         17. Citibank shall grant EVC, its employees and/or agents, such access to Citibank facilities as shall be reasonably necessary to the installation and maintenance of any equipment provided by EVC in connection with this agreement, as well as for the proper administration of the program contemplated hereunder.

         18.1. All equipment installed by EVC in conjunction with this program shall remain the sole property of EVC and, upon the expiration or termination shall be immediately returned to EVC.

         18.2. EVC shall maintain all of its equipment in proper working order and shall enter into service contracts with reliable service companies in order to ensure proper maintenance and repair of said equipment.

         19. Citibank shall be permitted to utilize EVC equipment when same is not in use by EVC and agrees to hold EVC harmless and indemnify EVC for any loss or damages resulting from the use of said equipment by Citibank; in addition, Citibank agrees to immediately reimburse EVC for any costs associated with the repair or replacement of any equipment lost damages or stolen while in Citibank's possession.

         20.1. The term of this agreement shall be four (4) years from the date first written above and this agreement shall automatically be extended for one
(1) additional year on the anniversary of the original execution (EVC recognizes that Citibank tuition reimbursement/advancement plans are determined on a year to year basis. Nothing in this agreement shall bind Citibank tuition policies and procedures).

         20.2. In the event that either party should desire not to automatically extend this contract, then the party so desiring must notify the other in writing, by certified mail. Return receipt requested, not less than ninety (90) days prior to the anniversary date of this agreement, in which case this agreement shall only have three (3) years remaining in its term.

         21. All notices required to be given hereunder shall be done in writing and mailed certified, return receipt requested, to the other party at their last known address, and shall be deemed given when mailed.

         22. This agreement shall be construed and interpreted under the laws of the State of New York.

         23. If any portion of this agreement is held to be void or unenforceable, it shall not effect the validity and enforceability of the remaining portions.

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         24.   Any disputes arising hereunder shall be determined by way of arbitration before the American Arbitration Association at their offices located in White Plains, New York.

         25. The foregoing constitutes the entire agreement between the parties with respect to the matters contained herein and no other such agreements shall be valid unless in writing and subscribed to with the same formality as this document.

         WHEREFORE, the parties have hereunto affixed their hands and seals the date first indicated above.



         CITIBANK, N.A.

         By: /s/ Kim R. Con
            -------------------------------
            Kim R. Con


         EDUCATIONAL CONFERENCING, INC.

         By: /s/ Dr. John McGrath
            -------------------------------
            Dr. John McGrath, President